Aflac Incorporated Form 8-K

EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES SECOND QUARTER RESULTS,

DECLARES THIRD QUARTER DIVIDEND

COLUMBUS, Georgia – July 27, 2010 – Aflac Incorporated today reported its second quarter results.

Reflecting the benefit from a stronger yen/dollar exchange rate and lower realized investment losses, total revenues rose 15.5% to $5.0 billion in the second quarter of 2010, compared with $4.3 billion in the second quarter of 2009. Net earnings were $581 million, or $1.23 per diluted share, compared with $314 million, or $.67 per share, a year ago.

Net earnings in the second quarter of 2010 included after-tax realized investment losses of $58 million, or $.12 per diluted share, compared with realized investment losses of $249 million, or $.53 per share a year ago. Securities transactions produced realized investment gains of $8 million, or $.02 per diluted share, in the second quarter, which included a gain of $81 million from the exchange of two perpetual securities, a loss of $67 million from the company’s sale of its Greek sovereign holdings and a loss of $6 million from various smaller securities transactions. In addition, the company realized a loss of $66 million, or $.14 per diluted share, from valuing foreign currency, interest rate and credit default swaps on certain variable interest entities that were required to be consolidated following adoption of Accounting Standards Codification (ASC) 810, effective January 1, 2010. The bonds associated with these swaps were in an unrealized gain position at June 30, 2010, and changes in the fair value of the bonds are reflected in shareholders’ equity.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations before realized investment gains and losses from securities transactions and the impact from ASC 810; the impact from ASC 815; and nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions and the impact from ASC 810, the impact from ASC 815, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac’s business is in Japan, where the functional currency is the Japanese yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for a limited number of transactions, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac’s financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

Operating earnings in the second quarter were $639 million, compared with $562 million in the second quarter of 2009. Operating earnings per diluted share rose 12.5% to $1.35 in the quarter, compared with $1.20 a year ago. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.02 during the second quarter. Excluding the impact from the stronger yen, operating earnings per share increased 10.8%.

Results for the first six months of 2010 also benefited from the stronger yen. Total revenues were up 10.0% to $10.0 billion, compared with $9.1 billion in the first half of 2009. Net earnings were $1.2 billion, or $2.58 per diluted share, compared with $882 million, or $1.89 per share, for the first six months of 2009. Operating earnings for the first half of 2010 were $1.3 billion, or $2.76 per diluted share, compared with $1.1 billion, or $2.42 per share, in 2009. Excluding the benefit of $.07 per share from the stronger yen, operating earnings per diluted share rose 11.2% for the first six months of 2010.

Total investments and cash at the end of June 2010 were $79.5 billion, compared with $74.0 billion at March 31, 2010. The increase in total investments and cash resulted from improvement in the fair values of the company’s investments since the end of the first quarter and the strengthening of the yen.

Shareholders’ equity was $10.0 billion at June 30, 2010, compared with $9.0 billion at March 31, 2010. Shareholders’ equity at the end of the second quarter included a net unrealized gain on investment securities and derivatives of $136 million, compared with a net unrealized loss of $214 million at the end of March 2010. Shareholders’ equity per share was $21.31 at June 30, 2010, compared with $19.14 per share at March 31, 2010. The annualized return on average shareholders’ equity in the second quarter was 24.5%. On an operating basis (excluding realized investment losses and the impact from ASC 815 on net earnings, and unrealized investment and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 26.8% for the second quarter.

AFLAC JAPAN

Aflac Japan’s total revenues in yen were up 3.2% in the second quarter of 2010. Premium income in yen rose 3.8%, and net investment income increased 3.0%. Investment income growth in yen terms was suppressed by the stronger yen/dollar exchange rate because approximately 34% of Aflac Japan’s second quarter investment income was dollar-denominated. Reflecting the continued improvement in the benefit ratio, the pretax operating profit margin expanded from 19.7% to 21.1%. As a result, pretax operating earnings in yen increased 10.8%. For the first half of the year, premium income in yen increased 3.5%, and net investment income rose 2.7%. Total revenues in yen were up 3.4%, and pretax operating earnings grew 13.7%.

The average yen/dollar exchange rate in the second quarter of 2010 was 92.05, or 6.0% stronger than the average rate of 97.53 in the second quarter of 2009. For the first six months, the average exchange rate was 91.26, or 4.6% stronger than the rate of 95.44 a year ago. Aflac Japan’s growth rates in dollar terms for both the second quarter and first six months were magnified as a result of the stronger average yen/dollar exchange rates.

Reflecting the stronger yen, premium income in dollars rose 9.8% to $3.2 billion in the second quarter. Net investment income was up 9.0% to $593 million. Total revenues increased 9.2% to $3.8 billion. Pretax operating earnings rose 17.4% to $798 million. For the first six months, premium income was $6.4 billion, or 8.1% higher than a year ago. Net investment income rose 7.4% to $1.2 billion. Total revenues were up 8.0% to $7.6 billion. Pretax operating earnings were $1.6 billion, or 19.0% higher than a year ago.

Aflac Japan again produced better-than-expected sales results. Total new annualized premium sales rose 12.6% to 33.9 billion yen in the second quarter of 2010. In dollar terms, total new annualized premium sales were $368 million. For the first six months of the year, total new annualized premium sales were up 11.4% to 64.1 billion yen, or $702 million. Sales of ordinary life insurance were very strong in the second quarter and primarily reflected the popularity of the child endowment product. Ordinary life sales rose 42.0% in yen and accounted for approximately 38% of total new sales in the second quarter. The strong sales performance in the quarter was also driven by contributions from EVER, Aflac Japan’s market-leading medical product. Medical sales rose 23.5% in the second quarter of 2010, compared with a year ago. Bank channels sales continued a strong trend of growth. Bank channel sales were a record 3.9 billion yen in the second quarter, increasing 26.0% over the first quarter of 2010 and 177.7% over the second quarter of 2009.

AFLAC U.S.

Aflac U.S. total revenues rose 5.1% to $1.3 billion in the second quarter. Premium income increased 4.9% to $1.1 billion, and net investment income was up 6.1% to $135 million. Pretax operating earnings were $227 million, an increase of 15.0%. For the first six months, total revenues were up 4.4% to $2.6 billion and premium income rose 4.2% to $2.3 billion. Net investment income increased 5.9% to $267 million. Pretax operating earnings were $471 million, or 17.3% higher than a year ago.

Aflac U.S. sales continued to be impacted by weak economic conditions in the United States. In the second quarter, total new sales declined 2.4% to $333 million. Total new sales included Aflac Group Insurance sales of $10 million in the second quarter of 2010. For the first half of the year, total new sales were $649 million, or 6.3% below a year ago. As expected, recruitment of new sales associates was down in the quarter, compared with a year ago, but fairly consistent with first quarter 2010 recruitment levels.

DIVIDEND

The board of directors declared the third quarter cash dividend. The third quarter dividend of $.28 per share is payable on September 1, 2010, to shareholders of record at the close of business on August 18, 2010.

OUTLOOK

Commenting on the company’s second quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased with Aflac’s financial performance in the second quarter of 2010 and believe we have made significant progress toward our annual objectives for operating earnings growth and capital strength. Aflac Japan’s operations have remained strong while producing significant sales growth. As a result, we believe we are well-positioned to achieve our full-year sales target in Aflac Japan, our largest segment. Sales in the United States continue to be challenged by the extended weak economic environment, however we are encouraged by the recent improvement in the productivity of our veteran sales associates. Although we expect third quarter sales to be lower than a year ago, we remain hopeful we will see U.S. sales turn in the second half of the year.

“Despite ongoing volatility in capital markets, we are also pleased with the quality of our balance sheet and our capital position. Along those lines, we took advantage of opportunities to enhance our portfolio during the second quarter by selling and exchanging certain investments. In addition, total realized investment losses in the second quarter were significantly lower than a year ago. We remain especially pleased with the continued strength of our capital position. Based on preliminary statutory numbers, we estimate our risk-based capital ratio exceeded 560% at the end of June, compared with 539% at the end of the first quarter.

“With half of the year complete, we believe we are in a very good position to meet our earnings objectives and extend our record of growth. Our objective for 2010 is to increase operating earnings per diluted share by 9% to 12%, excluding the impact of the yen. Within that range, we expect operating earnings to increase approximately 10% for the full year to $5.34 per diluted share before the impact of foreign currency. If the yen averages 90 to the dollar for the remainder of the year, we would expect full-year reported earnings to be about $5.44 per diluted share. Using that same exchange rate assumption, we expect third quarter operating earnings of $1.35 to $1.38 per diluted share. Our objective for 2011 of increasing operating earnings by 8% to 12% before the impact of foreign currency also remains unchanged.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For 55 years, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one insurance company in terms of individual insurance policies in force. Aflac insurance products provide protection to more than 50 million people worldwide. For four consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World’s Most Ethical Companies, and Forbes magazine named Aflac as America’s Best-Managed Company in the Insurance category. In 2010, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the twelfth consecutive year and also included Aflac on its list of Most Admired Companies for the ninth time. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the second quarter of 2010 can be found on the “Investors” page at aflac.com, along with a complete listing of Aflac’s investment holdings in the financial sector and a separate listing of the company’s investments in perpetual securities.

Aflac Incorporated will webcast its second quarter conference call on the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Wednesday, July 28, 2010.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2010	2009	% Change

Total revenues	$4,980	$4,313	15.5%

Benefits and claims	2,885	2,723	5.9

Total acquisition and operating expenses	1,206	1,117	8.0

Earnings before income taxes	889	473	88.1

Income taxes	308	159

Net earnings	$581	$314	85.3%

Net earnings per share – basic	$1.24	$.67	85.1%

Net earnings per share – diluted	1.23	.67	83.6

Shares used to compute earnings per share (000):

Basic	468,824	466,401.5%

Diluted	472,539	468,285.9

Dividends paid per share	$.28	$.28	–%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2010	2009	% Change

Total revenues	$10,044	$9,131	10.0%

Benefits and claims	5,741	5,534	3.7

Total acquisition and operating expenses	2,440	2,253	8.3

Earnings before income taxes	1,863	1,344	38.6

Income taxes	646	462

Net earnings	$1,217	$882	38.0%

Net earnings per share – basic	$2.60	$1.89	37.6%

Net earnings per share – diluted	2.58	1.89	36.5

Shares used to compute earnings per share (000):

Basic	468,377	466,249.5%

Diluted	472,497	467,709	1.0

Dividends paid per share	$.56	$.56	–%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET

(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

JUNE 30,	2010	2009	% Change

Assets:

Total investments and cash	$79,532	$65,572	21.3%

Deferred policy acquisition costs	8,941	8,089	10.5

Other assets	2,766	2,380	16.2

Total assets	$91,239	$76,041	20.0%

Liabilities and shareholders’ equity:

Policy liabilities	$73,810	$64,795	13.9%

Notes payable	2,653	1,992	33.2

Other liabilities	4,746	2,904	63.4

Shareholders’ equity	10,030	6,350	58.0

Total liabilities and shareholders’ equity	$91,239	$76,041	20.0%

Shares outstanding at end of period (000)	470,769	467,484.7%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2010	2009	% Change

Operating earnings	$639	$562	13.8%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	8	(249)
Impact from ASC 810	(66)	–
Impact from ASC 815	–	–
Extinguishment of debt	–	1

Net earnings	$581	$314	85.3%

Operating earnings per diluted share	$1.35	$1.20	12.5%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.02	(.53)
Impact from ASC 810	(.14)	–
Impact from ASC 815	–	–
Extinguishment of debt	–	–

Net earnings per diluted share	$1.23	$.67	83.6%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS

(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2010	2009	% Change

Operating earnings	$1,305	$1,129	15.6%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(33)	(255)
Impact from ASC 810	(55)	–
Impact from ASC 815	–	(3)
Extinguishment of debt	–	11

Net earnings	$1,217	$882	38.0%

Operating earnings per diluted share	$2.76	$2.42	14.0%

Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	(.06)	(.54)
Impact from ASC 810	(.12)	–
Impact from ASC 815	–	(.01)
Extinguishment of debt	–	.02

Net earnings per diluted share	$2.58	$1.89	36.5%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED JUNE 30, 2010	Including Currency Changes	Excluding Currency Changes[2]

Premium income	8.5%	3.9%

Net investment income	8.8	5.4

Total benefits and expenses	6.5	2.1

Operating earnings	13.8	11.7

Operating earnings per diluted share	12.5	10.8

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1

(SELECTED PERCENTAGE CHANGES, UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2010	Including Currency Changes	Excluding Currency Changes[2]

Premium income	7.1%	3.7%

Net investment income	7.2	4.7

Total benefits and expenses	5.1	1.8

Operating earnings	15.6	12.6

Operating earnings per diluted share	14.0	11.2

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2010 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2009			Yen Impact
85	$5.61	–	5.76	15.7	–	18.8%	$.33
90	5.41	–	5.56	11.5	–	14.6	.13
93.49*	5.29	–	5.43	9.1	–	12.0	–
95	5.24	–	5.38	8.0	–	10.9	(.05)
100	5.08	–	5.22	4.7	–	7.6	(.21)

*	Actual 2009 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by Company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and downgrades in certain securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac’s investment in perpetual securities; differing judgments applied to investment valuations; subjective determinations of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular sector; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries’ ability to pay dividends to the Parent Company; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com

Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com